AMENDMENT TO THE MANAGEMENT AGREEMENT

This Amendment is made to the Management Agreement dated July 31, 2006 (the “Agreement”) between Catalyst Funds (the “Trust”) and Catalyst Capital Advisors LLC (the “Adviser” and together with the Trust, the “Parties”).

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parties agree to the following:

WHEREAS, the Parties have executed the Agreement pursuant to which the Adviser provides certain services to the Trust; and

WHEREAS, the Trust has changed its name and wishes to amend the Agreement to reflect the new name;

WHEREAS, the Parties desire to amend Paragraph 17 of the Agreement to clarify that the Adviser, and its officers, directors and employees are permitted from receiving compensation or other consideration as a result of disclosing the Fund’s portfolio holdings except in connection with providing information about possible federal securities laws violations;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Any and all references in the Agreement to “Catalyst Funds” shall be deleted and replaced with “Mutual Fund Series Trust” and
2.	The second sentence of Paragraph 17 is replaced with the following:

“In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing the Fund’s portfolio holdings except in connection with providing information about possible federal securities laws violations to the Securities and Exchange Commission.”

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized, as of May 15, 2025.

MUTUAL FUND SERIES TRUST	CATALYST CAPITAL ADVISORS LLC
By: /s/ Jennifer Bailey	By: /s/ Jerry Szilagyi
Name: Jennifer Bailey	Name: Jerry Szilagyi
Title: Secretary	Title: President